Exhibit 4.7

THIRD AMENDMENT TO
PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Agreement”) is made effective as of July 22, 2021 (the “Effective Date”), between WEST END PROPERTY II, LLC, a Tennessee limited liability company (“Seller”), and PUREGRAPHITE LLC, a Delaware limited liability company (“Purchaser”). This Agreement refers to Seller and Purchaser collectively as the “Parties.”

AGREEMENT

IN CONSIDERATION OF the mutual covenants and conditions set forth below, the Parties hereby agree as follows:

1.       Amendment. This Amendment amends that certain Purchase and Sale Agreement between the Parties with an Effective Date of April 12, 2021, as amended by that First Amendment to Purchase and Sale Agreement dated as of June 9, 2021, and as further amended by that Second Amendment to Purchase and Sale Agreement with an Effective Date of June 30, 2021 (collectively the “PSA”).

2.       Capitalized Terms. Capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the PSA.

3.       Investigation Period. The Investigation Period expires at 11:59 PM on July 23, 2021, and the Deposit thereafter becomes non-refundable to Purchaser, except in the event of a Seller default.

4.       Closing Deadline. The Closing Deadline is extended to July 28, 2021, at 3:30 PM EDT.

5.       PSA. Except as expressly set forth herein, all terms and conditions of the PSA remain in full force and effect.

[Signature pages follows]

IN WITNESS WHEREOF, the Seller has entered into this Third Amendment as of the date first set forth above.

SELLER:

WEST END PROPERTY II, LLC, a Tennessee limited liability company

Date: July 22, 2021	By:
James K. White III, Chief Manager

[Signature Pages Continues]

IN WITNESS WHEREOF, the Purchaser has entered into this Third Amendment as of the date first set forth above.

PURCHASER:

PUREGRAPHITE LLC, a Delaware limited liability company

Date: July 22, 2021	By:
John Christopher Burns, CEO

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